EXHIBIT 99

THE PEOPLES HOLDING COMPANY

PLAN OF ASSUMPTION

RENASANT BANCSHARES, INC.

STOCK OPTION PLAN

THIS PLAN OF ASSUMPTION (the “Plan”) was adopted by the Board of Directors of The Peoples Holding Company (the “Company”) pursuant to Section 5.22 of the Agreement and Plan of Merger between the Company, Peoples Merger Corporation and Renasant Bancshares, Inc. (“Renasant”) dated February 17, 2004 (the “Merger Agreement”), under which the Company agreed to assume the obligations of Renasant under the Stock Option Plan for Renasant Bancshares, Inc., which plan was first adopted and effective as of April 18, 2002 (the “Predecessor Plan”);

1. Administration:

This Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), who shall possess the power and authority granted under Section VI of the Predecessor Plan, subject to the limitations set forth herein.

Without the requirement of additional action, the Committee shall be deemed to have delegated the following administrative duties to the appropriate officers or employees of the Company: (a) the preparation and issuance of documents evidencing the Assumed Options (as defined below), and (b) the authority to receive notice of exercise of an Assumed Option and to issue shares of Common Stock (as defined below) and withhold taxes in connection therewith. The Committee may, from time to time, delegate such additional administrative duties as they may deem necessary or appropriate.

2. Shares Reserved For Issuance:

2.1 Number and Type of Shares. Subject to adjustment as provided in Section 2.2 hereof, the number of shares of the Company’s $5.00 par value voting common stock (the “Common Stock”) that may be issued hereunder shall not exceed 104,139 shares. Common Stock issued hereunder may be authorized and unissued shares or issued shares held as treasury shares or shares acquired on the open market or through private purchase.

2.2 Adjustment. In the event of any merger, consolidation or reorganization of the Company, there shall be substituted for each share of Common Stock then subject to this Plan the number and kind of shares of stock or other securities to which the holders of Common Stock are entitled in such transaction.

In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the number of shares of Common Stock then outstanding for which the Company does not receive consideration, the number of shares of Common Stock then subject to the Plan shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such substitution or adjustment, the purchase price of any Assumed Option and the shares of Common Stock issuable pursuant to any Assumed Option shall be adjusted to the extent necessary to prevent the dilution or enlargement of any Incentive granted hereunder.

3. Assumed Option Grants:

3.1 Number. Options granted under this Plan shall be those outstanding as of June 30, 2004, under the terms of the Predecessor Plan, all of which shall be incentive stock options, or “ISOs,” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Assumed Options”), as more fully described on Exhibit A hereto.

Subject to adjustment as provided in Section 2.2 hereof, no additional grants shall be made under the Predecessor Plan or this Plan.

3.2 Terms. Except as expressly provided herein, the terms and conditions applicable to the Assumed Options and the exercise thereof shall be those set forth under the terms of the Predecessor Plan, including the terms of any individual agreement evidencing a specific grant made under the Predecessor Plan. In addition to those modifications set forth herein:

a.	The shares subject to the Assumed Options shall be Common Stock;

b.	The exercise price and the number of shares subject to each of the Assumed Options shall be adjusted as set forth in Section 5.22 of the Merger Agreement and as described in Section 3.1 hereof, except that the number of shares of Common Stock to be issued on the exercise of an Assumed Option shall be rounded down to the nearest whole integer and cash shall be issued in lieu of a fractional share; and

c.	All Assumed Options shall be deemed fully vested as provided under section 2 of the form of individual agreement evidencing the grants made under the Predecessor Plan on account of the occurrence of a “change in control” as defined therein (or substantially equivalent provision).

4. General Provisions:

4.1 Amendment and Termination. The Committee shall possess the authority to amend the terms of this Plan and the Assumed Options hereunder; provided, however, that (a) no such amendment shall materially impair any Assumed Option without the prior written consent of each affected individual, and (b) any such amendment shall be approved by the Company’s shareholders if such approval is required under applicable Federal or state law or the rules of any exchange or listing organization on which Common Stock is quoted or exchanged.

4.2 Withholding. The Company shall have the right to withhold from any payment made under the Plan or to collect as a condition of any such payment, any taxes required by law to be withheld.

4.3 Additional Legal Requirements; Legends. The obligation of the Company to deliver Common Stock hereunder shall be subject to all applicable laws, regulations, rules and approvals deemed necessary or appropriate by the Committee. Certificates for shares of Common Stock issued hereunder may be legended as the Committee shall deem appropriate.

4.4 Fractional Shares. No fractional share of Common Stock shall be issued or delivered pursuant to the Plan or any Assumed Option granted or awarded hereunder.

4.5 Governing Law. The validity, construction and effect of this Plan and any Incentive granted hereunder shall be determined in accordance with the laws of the State of Mississippi.

THIS PLAN was approved by the Board of Directors of The Peoples Holding Company on July 20, 2004.

The Peoples Holding Company

/s/ E. Robinson McGraw
By:	E. Robinson McGraw
Its:	Chief Executive Officer

EXHIBIT A

PLAN OF ASSUMPTION

RENASANT BANCSHARES, INC.

STOCK OPTION PLAN

NAME	TYPE OF OPTION	GRANT DATE	NUMBER OF RENASANT OPTIONS	OPTION PRICE PER SHARE	NUMBER OF PEOPLES OPTIONS*	PEOPLES PRICE PER SHARE*
Pamela N. Donnelly	ISO	4-26-02	675	$13.50	753.985	$12.086
Pamela N. Donnelly	ISO	4-7-03	1,000	$16.50	1,117.015	$14.772
Laurie Ellingsworth	ISO	4-26-02	2,000	$13.50	2,234.030	$12.086
William J. Chase, Jr.	ISO	4-26-02	10,000	$13.50	11,170.150	$12.086
Greg Hadaway	ISO	4-26-02	5,625	$13.50	6,283.209	$12.086
Donald E. Russell	ISO	4-26-02	13,500	$13.50	15,079.703	$12.086
Kimberly Hultman	ISO	4-26-02	2,700	$13.50	3,015.941	$12.086
Wendy Hurt	ISO	4-26-02	2,700	$13.50	3,015.941	$12.086
Michael J. McCarver	ISO	4-26-02	16,200	$13.50	18,095.643	$12.086
Jeannine McCarver	ISO	4-26-02	1,350	$13.50	1,507.970	$12.086
L. Paul Wynne	ISO	4-26-02	2,000	$13.50	2,234.03	$12.086
Lisa H. Fite	ISO	4-26-02	2,700	$13.50	3,015.941	$12.086
Carol Russell	ISO	4-25-02	6,750	$13.50	7,539.851	$12.086
Tara Wilson	ISO	4-25-02	1,080	$13.50	1,206.376	$12.086
Frank J. Cianciola	ISO	4-26-02	20,250	$13.50	22,619.554	$12.086
Bonnie C. Dumas	ISO	4-26-02	2,700	$13.50	3,015.941	$12.086
Brandon Bryant	ISO	3/1/03	2,000	$16.50	2,234.030	$14.772
					104,139.308

*	Exchange ratio of 1.117015 shares of Peoples stock for each share of Renasant stock; rounded after three decimal places.